EXHIBIT 2

Directors and Executive Officers of block.one

The following table sets forth certain information with respect to the directors and executive officers of block.one. The business address for each director and executive officer is c/o Maples Corporate Services Limited, PO Box 309, Ugland House, Grand Cayman, KY1-1104, Cayman Islands.

Name	Present Principal Occupation or Employment	Citizenship
Brendan Francis Blumer (Director & Chief Executive Officer)	Director & Chief Executive Officer of block.one	Hong Kong
Andrew Bliss	Director & Chief Strategy Officer of block.one	Grenada
Kokuei Yuan	Director of block.one	Japan
Stephen Ellis	Chief Financial Officer of block.one	New Zealand

Directors and Executive Officers of block.one Investments 1

The following table sets forth certain information with respect to the directors and executive officers of block.one. The business address for each director and executive officer is c/o Maples Corporate Services Limited, PO Box 309, Ugland House, Grand Cayman, KY1-1104, Cayman Islands.

Name	Present Principal Occupation or Employment	Citizenship
Kokuei Yuan (Director)	Director of block.one Investments 1	Japan
Andrew Bliss (Director)	Director of block.one Investments 1	Grenada
Stephen Ellis	Chief Financial Officer	New Zealand